Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT [ORSUS TO UPDATE AS NECESSARY]

•	United First International Limited, incorporated under the laws of Hong Kong

•	Beijing Orsus Xelent Technology & Trading Company Limited (a wholly owned subsidiary of United First International Limited), incorporated in Beijing in under the laws of the People’s Republic of China

•	Orsus Xelent Holdings (BVI) Limited, incorporated under the laws of the British Virgin Islands

•	Orsus Xelent Trading (HK) Company Limited (a wholly owned subsidiary of Orsus Xelent Holdings (BVI) Limited), incorporated under the laws of Hong Kong